Exhibit 99.1 to Form 8-K

Alexander & Baldwin, Inc.
Transcript of Analyst Webcast
September 30, 2005

John Kelley - Alexander & Baldwin, Inc. - VP of IR

Good morning everyone. This is John Kelley in Boston for this presentation. Representing the Company today are Allen Doane, President and CEO of A&B; Stan Kuriyama, President and CEO of A&B's Land Group; and Chris Benjamin, Senior Vice President and CFO of Alexander & Baldwin.

In November 2004 we had a site visit to Honolulu with a number of investors. As a part of that, we conducted a webcast strategy briefing and said that we would update you periodically on where we stand. This is what we will do today. Our next major scheduled public presentation will be the third quarter 2005 earnings which are due out on Thursday, October 27, with a conference call to follow on Friday, October 28.

Following today's formal presentation we will have a Q&A with professional investors invited to be in the interactive portion of the program. Your slides can be enlarged on the web site which is helpful. And they also may be downloaded in PDF form and printed. If anyone on the call has trouble hearing please, dial star zero and the operator will assist you. The web cast will be available for replay for about a week and we have quite a view slides today. We will go through them rather quickly to stay as close to schedule as possible.

So with that let's get started. Statements in this presentation that set forth expectations and predictions are based on facts and situations that are known to us as of today September 30, 2005. Actual results may differ materially due to risks and uncertainties such as those described on page 22 of the Form 10-K in our 2004 annual report and our other subsequent filings with the SEC. Statements in his call are not guarantees of future performance.

Now I would like to introduce Allen Doane.

Allen Doane - Alexander & Baldwin, Inc. - President and CEO

Good morning. Today I will cover A&B's overall strategic direction and Matson's portion of the update. Stan Kuriyama will provide an update on our real estate in agribusiness activity and Chris Benjamin will close with the financial aspects and a brief summary. Then we will open it up for Q&A.

A year ago, we noted we had accomplished two primary objectives: A&B Properties had become the most competitive and active real estate developer in Hawaii, and Matson's profitability level had been restored. In the process we had raised and stated our growth targets. Long-term earnings growth aimed at 10 to 12% based on -- 8 to 10% growth for transportation with some variability and 13 to 15% for real estate. We also plan to reweigh the Company's assets with greater emphasis on investments in faster growing real estate but at the same time maintain the Company's solid financial position.

In terms of challenges, we needed to decide how to deal with an expiring shipping alliance serving Guam and meet a competitive challenge in the Hawaii auto market and concurrently to sustain Matson's improved level of profitability. And we needed to continue to keep the real estate pipeline flowing with profitable new investments.

Today, I can say almost one year later that we have made noteworthy progress in meeting our strategic objectives. First, Hawaii's economy which has had a significant influence on both our transportation and real estate continues to grow at a good pace and the growth appears sustainable at least for the next few years.

Real estate and construction have been large contributors to that growth and are part of the sustainability. The significant increases in real estate prices especially in residential real estate appear to moderating at this point.

Second, we have made a decision on Matson's Guam service that not only serves that community but opens up a whole new growth avenue with export volume from China. As we have noted repeatedly in our public disclosures, we expect the start-up of this new service will have a negative impact on 2006 transportation operating profit, plus added interest expense, but in later years that service will be a source of earnings growth.

Third, Matson responded strongly and effectively to the new Hawaii competitor and we plan to invest to further improve Matson's auto service and lower the cost of the auto business. And importantly, economic conditions support a favorable outlook for our present real estate development. Somewhat surprisingly instead of finding fewer outstanding investments in the last year, we have actually found more. In just a few moments Stan will give you additional insight into just how much more we have in the pipeline.

In short, we have addressed the challenges and opportunities we identified last year directly and successfully, and we are still on the same basic course we described a year ago.

I thought it would be beneficial to provide context on major variables for the Hawaiian economy. Total visitor days have been rising on a year-to-year basis for eight consecutive quarters; 38,000 more visitors came to Hawaii in the second quarter of 2005 compared to 2004, a 2.2% increase; domestic arrivals were up 1.6% and international arrivals up 3.9% in the quarter. Hotel occupancies are very high at almost 79% in the second quarter and room rates are all up as well.

Overall, the tourist picture looks to be continuing at a modest growth for the next several years.

On an economy-wide measure, total payroll jobs in the state have now risen for twelve consecutive quarters. This is a significant driver for Matson and A&B Properties. And here is what propelled the jobs in construction, quarterly private building authorizations, in millions of dollars. This series varies a great deal on a quarter to quarter basis but its upward sloping trend is the overriding message. Housing prices, shown here for single-family and condominium units, have had strong increases but they now appear to be growing at a more moderate pace.

With the economic picture as context, I'd like to move onto Matson. First of all, the strong economy, led by the visitor industry and construction, has delivered greater freight and auto growth than forecast in 2005. The decision on the Guam-China service also called for new capital for ships but it also opened up an entirely new avenue for Matson to grow. After we get past the somewhat risky start-up period, the outlook is good.

In the auto trade we have done well at the start of this new competitive challenge, and we will continue to improve the service and our cost competitiveness to retain our large customer base. Growth continues in the logistics business, both organic growth and acquisitions. The railroads are pushing for significant rate increases and this segment of the intermodal industry is in an unsettled state.

Lastly, our stevedoring joint venture, SSAT, has enjoyed excellent performance driven by import volumes. That trend appears to have future sustainability.

We previously, in February this year, did a webcast on our new Guam-China service; $364 million of capital is planned to be invested principally in two new ships. The vessel purchase status, the first vessel the Manulani, was delivered in May of this year and on an interim basis is operating successfully in the Hawaii trade. The second vessel, the Maunalei, is scheduled for delivery in June 2006. As you can see in this pictorial, the five ship string will start in Long Beach, will go to Hawaii, then to Guam, Ningbo and Shanghai in China and then return directly to Long Beach. This service will be initiated in February 2006.

Start of the new service is now five months away. We have 41 separate teams involved in different aspects of this service. We're going to have one vessel weekly on the string. This represents 1% of the total export market from China, and it represents about 5% of the relevant Ningbo and Shanghai market. We're targeting at maturity 50,000 annual containers and approximately $100 million of revenue.

This next slide is not for discussion. It's merely to let you know that Matson has taken a comprehensive approach to its preparations for Guam-China. These milestones represent some of the bigger tasks that have been accomplished or in the process of being accomplished.

The challenges we have are ones that we knew at the outset. The start-up of our trade is in February, but trade contracts do not expire until May 1. Because of that there will be some rough going in the first few months as we phase the service in. Of course serving only two ports, our scope of service is somewhat limited and the Matson name is new in China so we're going to have to build a track record there.

The big issue in competition is simply new capacity entering the market and the effect that that has on pricing. And, of course, the ever present imponderable is U.S./China relations. It should also be noted that Hawaii and Guam cargo aspects of this overall service are stable and profitable; adding China to the loop is both the challenge and, of course, the opportunity.

Our sales strategy is a fairly simple one. We're going to go on a retail basis to serve the market not wholesaling our containers. We expect to serve a very broad customer base as we've mentioned previously. We expect that about 70% of the cargo will be U.S. controlled, and that about 30% of the cargo will come from China based sources that will determine who the shipper is. The key success factors, and this is very important, is that we expect to be very competitive in pricing and to offer a premium service.

And here's how we're going to provide the premium service. Timeliness, we have a very fast transit time, 11 days, which is as fast or faster than the competition; faster cargo throughput dedicated terminal on the West Coast in Long Beach; faster vessel loading, unloading because we have smaller vessels so we think that we have a time advantage. We also believe that we have the reliability advantage to sell with our own dedicated terminal. We also think that our related intermodal services business, Matson Integrated Logistics, will be able to provide seamless service for those container shippers who go inland in the United States.

Again, we are going to have very strong customer service with a dedicated group of individuals both in the United States and in China. And we expect to build a stable niche position there.

The automobile strategy should just be commented on briefly. The initial impact from Pasha has been muted. The auto market is strong in Hawaii and, as we've noted previously, Matson has a number of long-term contracts with manufacturers which are helping us as well. We also intend to make strategic investments to lower our business cost and to improve our service. We're going to do it by converting two vessels to have roll-on, roll-off capacity to carry autos more efficiently and also to make terminal improvements in Oakland and in Honolulu.

The next slide essentially shows what a converted ro-ro vessel would look like. These are vessels that we already have. We expect to convert two of our vessels to combination containerships and roll-on/roll-off auto carriers. The nice aspect of this is that once this is done, one of these vessels will have the equivalent capacity of one of our older containerships and have the capacity of the Great Land which is a ro-ro ship that we are now chartering. These are for us very large vessels and should give us greater efficiency in carrying both cars and containers.

A final comment on Matson Integrated Logistics. This business continues to grow in earnings and margins. It's very much a scale driven business. The industry is in a process of consolidation. As I noted previously, briefly, the rail segment is somewhat problematic; the highway part with truckers is a much more favorable market for us. And we continue to believe that over a period of several years we will have an active acquisition program.

With that, I will turn the presentation to Stan Kuriyama, who will update us on our real estate and agricultural activities.

Stan Kuriyama - Alexander & Baldwin, Inc. - President and CEO of Land Group

Thank you, Allen, and good morning everyone. As previously noted, Hawaii's economy continues to perform well and this was particularly true for Hawaii's real estate markets where we are enjoying the best market conditions in the last 25 years. Like almost everyone else, we do not expect to sustain the incredible pace of growth we've experienced over the past few years. As interest rates continue to rise, and as prices become less affordable to a larger segment of the population, we do expect to see a moderation in the rate of growth take place.

For three fundamental reasons, however, we do not foresee any rapid or precipitous decline in Hawaii real estate value. First, Hawaii's economy is expected to remain strong over the foreseeable future. Second, the demographics continue to favor home buying and we believe Hawaii will continue to be an extremely attractive place for out-of-state residents to vacation and own second homes.

Finally, the supply of new product will remain highly constrained due to the difficulty in entitling land for development and the high cost of providing infrastructure to service new development. As a result, while we do not expect prices to continue to increase at the 20 to 30% rate we've experienced the last few years, neither do we expect to encounter any decline in value. Instead we are predicting a moderation and flattening of the growth curve, and this outlook is the basis on which we are underwriting our future investments.

There are, of course, challenges in the industry which are not uncommon to many markets on the mainland, and I've listed some of the principal ones here -- escalating construction costs; delays in obtaining construction plan approvals on certain islands due to staff shortages and robust construction activity; and increased competition and higher pricing for new investment opportunities.

During the next few minutes, I'll be providing you with an update on many of the projects that we discussed with you a year ago as well as provide you with information on a number of new opportunities that have arisen over the last 12 months. Our basic real estate strategy remains the same for the properties group. First and foremost is what I call focusing on our roots, and that is to build and realize as much value as we responsibly can from our 90,000 acres on Maui and Kauai. This covers the entire development spectrum from entitlements through sales including, of course, the opportunistic sale of our low basis land. Due to the vastness of our land holdings, however, a great majority of these lands will remain in agriculture or conservation uses for the foreseeable future.

The second prong of our growth strategy has been to pursue investments and acquisition opportunities outside of our core land holdings; capitalizing on our local presence, our contacts and market knowledge and the strong reputation A&B has in the community for our real estate and financial capability. This investment program started about six years ago and has principally consisted of a series of opportunistic, one-off investments, which in the aggregate have now grown into a major contributor of earnings for the Company.

We've also seen, however, the benefits of larger long-term projects capable of generating more sustainable income streams. The two such projects we have today are the Wailea and Kukui'ula projects and one of our key initiatives has been to add one or more legs to our investment stool. And I will be describing a couple of prospects to you in a few minutes.

As I mentioned, we've been very successful in investing in properties outside of our core landholdings, and for the past six years we've made 24 such investments in Hawaii consisting of nine income properties and 15 development projects.

Before updating you on our development projects, however, let me say a few words about our lease portfolio. Our portfolio consists of 5.2 million square feet of retail office and industrial space and 43 properties in Hawaii and the western United States. These are quality properties in good locations and represent a significant and very reliable source of earnings for the Company. As you can see here, it is generating over $41 million of margin in 2004 and a higher amount, we expect, in 2005.

On the left pie chart, you can see that about 55% of our lease income is derived from our Hawaii holdings and the remainder from our mainland properties. The right pie chart indicates that about 40% of our income is represented by retail properties, primarily in neighborhood shopping centers. We like that segment of the marketplace, and believe we have the right weighting of property types in our portfolio. You can also see that our properties enjoy good occupancy rates, nearly 95% both on the mainland and in Hawaii. And I might add, our delinquency rate is also very low, less than 1% of revenue.

I'd like to now turn to our development projects and begin with an update on some of the projects we discussed with you a year ago. Let me begin with our Lanikea condominium project in Waikiki. Since our last quarterly call, we were successful in closing all 100 units in the project in July and August. The building has turned out beautifully and this project has been a success from every perspective, and will be generating a total of $12 to $13 million of margin for us.

Another project we recently completed is a neighborhood shopping center in Central Oahu, with about 60,000 square feet of retail and commercial space. This project has been another very successful investment for us as we were able to achieve 100% lease-up before construction was even completed. Our intent is to keep this property in our lease portfolio.

The major joint venture project for us has been our Hokua high-rise condominium located near the Ala Moana Shopping Center. All 247 units have now been sold under binding contracts at an average price of $1.1 million per apartment. After experiencing some glass installation delays which have since been resolved, construction is projected to be completed in late December with closings to begin in January and be completed in the first quarter of 2006.

The project that has been in the entitlement phase for some period of time is the second phase of our Maui Business Park. Phase II is located in Kahului near Maui's primary airport and harbor, and is planned to consist of 179 gross acres. In '04 and '05, we secured state urban designation for all 179 acres and filed our application for light industrial business zoning with the county. Our application is now before the county council and we are hoping for final zoning approval sometime in the first quarter of 2006. If we can hit that milestone, then we would expect to begin construction sometime in early 2008. This is a very major project for us and a long-term leg that we expect to be adding to our investment stool.

One of the legs we already have, of course, is our Kukui'ula project on Kauai. This is a 1000 acre master planned resort residential community being developed in partnership with DMB Associates out of Scottsdale, Arizona. The project is planned for 1,200 units, a Tom Weiskopf championship golf course, and high-end resort amenities. A&B contributed the land to the joint venture and also contributes about 40% of the future cash requirements for the project. Total development costs are currently estimated at $750 million. (Note: The slide has been corrected to read $750 million. It had originally shown $725M.)

A very soft sales launch took place a few months ago when DMB contacted selected buyers from their other projects on the mainland to join what we call our Founders Program. The response was excellent with over 300 people returning nonbinding reservations with $50,000 deposits. As a result of this strong response, we increased the Founders Program from its original 123 units to 270 units.

The units will be a mix of vacant single-family home sites and house and lot packages, with pricing in the general range of $1 to $4 million. Final pricing for the Founders Program is still being determined and will be influenced by a number of factors, such as lot location and views, the size and quality of homes being built, and of course prices at comparable projects. We also want to be sure we price these initial units to generate a very strong launch to our sales program.

This slide gives you a timeline for some of the major development milestones for Kukui'ula. We expect to start our backbone infrastructure and mass grading in the first and second quarters of next year. We also expect to begin at that time signing sales contracts with buyers, to bond our subdivision improvements in the third quarter, and close our first lot sales in the fourth quarter of 2006. The golf course and major resort amenities are projected to be completed in 2008 and we expect first occupancy shortly thereafter.

Our other major investment leg is our Wailea project. This aerial identifies the 17 bulk development parcels we originally acquired with the four red colored parcels being properties we have since sold, and the blue colored parcels being properties slated for near-term development by us. Wailea has been a pretty remarkable story for the Company. In October 2003, we purchased 270 fully entitled residential acres including 29 existing single-family lots for $67.5 million. We have since sold four development parcels and all of the single-family lots for an aggregate price of about $58 million. We also conveyed a fifth development parcel as our equity contribution to a joint venture at an agreed-upon value of about $12 million.

The net result is that we have, in effect, recovered before taxes the full cost of our Wailea acquisition while still retaining ownership of 175 of the original 270 acres.

The development properties contributed to the joint venture is a 25-acre parcel shown here. The project is called Kai Malu and is being developed with Armstrong Builders, an excellent local homebuilder. The project consists of 150 duplex units, average size is 1,800 square feet and prices will average about $1.2 million per unit. We released our first phase for sale in January 2005 and all 150 units are now sold; 119 under binding contracts. Construction has already commenced and we expect to close our first sales in the fourth quarter of 2006, with the balance of the units closing in 2007.

We have three other smaller Wailea development parcels for which planning and design have begun. These parcels will be developed with a mix of single-family lots, many with excellent ocean views, 30 to 50 condominium units and commercial units. Development and sales for these parcels will take place between 2006 and 2008.

Another project we previously reported to you on is a high-rise condominium near downtown Honolulu. We purchased the land in August 2004 and in July of this year we received approval to build a 40-story building with 352 units, 63 of which must be priced to buyers earning between 100 to 120% of median income. We began presales in July and, to date, we sold about 200 of the 225 market units we’ve released under nonbinding contracts with a $40,000 deposit. Units will average about 1,000 square feet in size and we're projecting a $630,000 average sales price and total development costs of $163 million.

We plan to begin converting our sales contracts into binding contracts in December, and subject to satisfactory presales, begin construction in early 2006 with a two-year construction schedule.

Let me now turn to some of the new projects and investment opportunities that have arisen since our strategic plan presentation of a year ago. On the island of Kauai, we have two projects slated for development on the southern side of the island at the Port Allen Harbor. We are in construction plan approval for 60 single-family homes to be sold at an average price of $375,000 per home; and 75 condominium units at $425,000 a unit. Construction is scheduled to begin later this year with first closings projected for late 2006 or early 2007.

On the island of Hawaii, we have a 50-50 joint venture with Brookfield Homes for the development of a residential project in the Mauna Lani Resort on the Kona coast. The project is planned for 37 single-family homes and 100 duplex townhomes on 30 acres. We have received construction plan approval and subject to finalizing our construction financing, expect to start construction later this year with our first sales expected to close in late 2006.

Earlier this year, a fire destroyed about half of one of our oldest properties, a 100,000 square foot shopping center in the heart of the Kahului Maui. We had long planned for the eventual redevelopment of this center and the fire obviously caused us to accelerate our development effort.

We have since completed a master plan calling for the development of a mixed-used urban village on 15 acres. The plan is to create between 200 to 300 condominium units over about 150,000 square feet of retail and office space. This is a neotraditional planning concept that is popular on the mainland but has not yet been tried on a large-scale in Hawaii. Our schedule right now calls for design and permitting to occur in 2006 with construction of the project's initial phase to begin in 2007.

Last month we received final zoning approval for a 63-acre site in Upcountry, Maui, a place called Haliimaile on the slopes of Mount Haleakala. The property can be subdivided into 150 to 200 single-family lots and, at the 1000 foot elevation, the property has spectacular views of the rest of the island. Engineering for the project will occur in 2006 and construction is expected to begin in 2007, with first sales in 2008.

Our most recent acquisition took place earlier this month with the purchase of the Lanihau Shopping Center in Kailua-Kona on the island of Hawaii. The center consists of 88,000 square feet of retail space and, for the past few years, has consistently operated at 100% occupancy. At the same time we also acquired the development rights to a 22-acre vacant site adjacent to the existing center. This property is fully zoned for commercial use, and we've drawn up preliminary plans for the development of a 240,000 square foot office and retail complex which, when combined with the property next door , will create the largest commercial center in the heart of Kailua-Kona town. We anticipate securing a joint venture partner for the development and ownership of both centers. Construction is planned to begin in the third or fourth quarter of 2006.

The last new project I want to mention is an opportunity that was very recently made available to us. Two weeks ago we were selected by the Hawaii Community Development Authority, a state agency, to be the master developer of 36 acres of waterfront property owned by the state located about two miles from downtown Honolulu and one mile from the Ala Moana Shopping Center. The property is adjacent to a marina, the management of which is also part of the project and has absolutely breathtaking views of the ocean and Diamond Head and really represents just about the best developable land on Oahu.

The proposal we submitted contemplates the development of 950 condominium units to be sold on a fee simple basis, and over 200,000 square feet of leasehold waterfront retail and commercial space. Among the public benefits to be provided by the project would be gap housing comprising 20% of the 950 apartment units and an amphitheater for Hawaiian performing arts.

This is a conceptual drawing of the project with retail space along the waterfront on the right side of the marina, and three residential towers to the right of the retail. We have four months within which to finalize a letter of intent with the state detailing the development terms and another two months to enter into a binding development agreement. During that four-month period we will be completing our due diligence and engaging in a public outreach program, as this project will involve some degree of public and political opposition primarily from those who do not want to see private housing built on public land.

While this project is far from being a done deal, it is clearly the largest and most high-profile development opportunity in the state. We have on a very preliminary basis identified a total development budget of $650 million. However, three-fourths of that figure consists of the cost of developing the three residential towers and, in all likelihood, the towers will be built in phases with the cost of construction recovered from sales proceeds in a relatively short period of time.

We would also expect to secure partners or equity investors for the various project components. While still early in the process, we are certainly very excited about this “once in a lifetime” opportunity and look forward to it being another long-term leg in our investment stool.

Finally, we thought it would be helpful to identify on one slide the projects I've been discussing and the approximate time frames in which these projects can be expected to begin generating earnings for the Company. You can't probably read this slide very well and so you, therefore, may want to print it.

At this time, I would like to make a very few brief comments about our sugar operation on Maui. It is clear to us that the combination of flat sugar prices and escalating operating costs and the inability to increase sugar production will result in a steady decline in margins in our sugar business over time. While incremental gains can and will be achieved from the sales of specialty sugar products, this alone will not be sufficient to reverse this trend.

But it's also becoming clearer, however, that the sugar business has the very real potential of one day becoming an energy business. And that through the use of sugar cane byproducts, molasses and the leaves and fiber from sugarcane, we have the potential of becoming a major and financially viable producer of energy.

For the past few years we've been studying ways in which we can convert these sugarcane byproducts into electricity and ethanol. The recent rise in fuel prices and recent technological advances have improved economics to the point where it may now be feasible to transform our sugar company to both a sugar and an energy company. The capital for this enterprise would be considerable and we are a long way from knowing whether it would make sense for us to proceed. Fortunately, however, we have the benefit of time in making this decision as our agribusiness operations are expected to continue to turn a small profit over the near term. And they remain a major contributor to the community and the highest and best use of our landholdings.

This now concludes the portion of my presentation. I'd like to turn it over to Chris Benjamin for a financial update.

Chris Benjamin - Alexander & Baldwin, Inc. - SVP and CFO

Thank you, Stan. What will go along with Matson's China expansion and our real estate development activity is a significant capital program exceeding $1 billion over the next several years. Consistent with the strategic direction we described last year, the majority of that capital will be put into our real estate business.

We've already disclosed A&B's expected capital commitment for the Keola La'i condominiums and the Kukui'ula joint venture along with the establishment of the Guam-China service. So you can tell from Stan's presentation, our real estate development pipeline is filling up. And you can expect to see active investment in a wide range of projects, including the further development of our Wailea land, the Kaka'ako Makai project, the acquisition of new development properties, and both acquisitions and vessel conversions at Matson.

Suffice it to say that our capital needs will be large as we execute our real estate growth plan but we’ll be phasing our projects, establishing pre-sale requirements, making use of JVs as appropriate and constantly revisiting our risk return metrics to ensure that we are properly mitigating and managing risk.

One of the reasons for our emphasis on real estate investment is the objective we stated last year of moving toward greater balance between our two primary businesses. Our expectation is that by 2009 we will be very close to this balance. These charts show the distribution of our assets on the top and income from operations on the bottom. The left hand charts represent 2004 actual figures, while the right hand charts show our 2009 projections. Matson is represented by the yellow slices of the pies and properties by the blue.

Properties and Matson are expected to comprise 47% and 48% respectively of A&B's asset base in 2009. And property should be producing 48% of our income from operations compared to 50% for Matson at that time.

We feel good about our financing strategy going forward, with ratios of debt to debt plus equity that recently have been in the low 20s. We currently are around 27% and expect that we will increase this to the 35 to 40% range by 2007. We like this higher leverage and its effect on our cost of capital. We believe that it will keep us comfortably in an investment-grade rating because we have the ability, in the event of an economic slowdown, for example, to slow the pace of our investments or even accelerate the monetization of certain real estate assets if necessary to protect our balance sheet.

After 2007 we expect to reduce these debt levels as Properties will be harvesting many of its recent large investments and of course the significant Matson capital program of recent years will be completed. To finance this growth, we begin with a large amount of existing capacity on our bank lines; we have the as yet undrawn $105 million revolving facility for the purchase of the MV Maunalei; and an existing $75 million shelf facility with Prudential. Beyond these facilities, some of which could be increased, we’ll also make use of a variety of financing sources as needed, possibly including new unsecured term debt, JVs, and project financing.

With this kind of capital program pending, our policy for returning cash to shareholders warrants mention. As we approach an unprecedented period of opportunity for the Company, we've made a conscious decision to hold our dividend at the current level for the time being. As our capital means are refined and we gauge our early steps in the China trade next year, our Board may revisit this decision. However, it's important to note that our philosophy with respect to returning cash to shareholders has not changed at all.

As this chart shows, we have returned 70% of our net income to shareholders over the past ten years. This is an important part of our shareholders total return and we like the discipline that it creates for us as managers. We remain committed to considering on a regular basis the appropriate time to distribute more cash through dividends and/or share buybacks.

I'd like to close our presentations today with some comments on our future outlook, both for 2006 and beyond. It's early for us to be giving guidance for 2006 because our planning and budgeting efforts are in midstream as we speak. Over the next month or two we will gain greater clarity. However, overall I can say that 2006 should be fairly consistent with the guidance we have earlier provided regarding growth expectations.

At Matson we have an objective of 8 to 10% earnings per growth annually, excluding the onetime effect of the Guam-China transition. Recall that we expect a 20 to $25 million reduction in operating profit specifically associated with that transition, along with incremental interest expense of up to $12 million.

The question that we're still evaluating is whether or not we will achieve 8 to 10% year-over-year growth in 2006 for the balance of our Matson operation. This is going to depend largely on how the effect of recent oil price increases play themselves out on both the cost and revenue side. We've been effective in the past in passing along direct bunker fuel cost increases through a surcharge mechanism. But the indirect effect of oil price increases may prove to be more far-reaching and we're still evaluating them.

In agribusiness where we also face some effects of rising fuel costs along with the production challenges that Stan mentioned, we expect minimal profitability.

We have a little greater certainty with respect to our real estate outlook for 2006 where we expect our earnings growth to be in line with the 13 to 15% target we have set for that business. Of course this growth will be lower in our income portfolio and higher in the development/sales segment.

Finally for 2006, we expect a year-over-year reduction in net income and EPS on a consolidated basis. This is consistent with the guidance we've been giving for over a year now regarding our Guam-China transition, the effects of which, despite a favorable Hawaii economy, are too large to offset with growth in other parts of our business.

Beyond 2006, as I mentioned, we feel we are embarking on a period of unprecedented opportunity. We're pleased to have a tailwind produced by a strong Hawaii economy, upside potential in our Guam-China service and a healthy pipeline of real estate development projects. We have a plan that positions us well to expand our real estate business and achieve our desired balance between segments. And we are confident that we can finance that expansion prudently.

A&B’s formal presentation concluded at this point.